Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated October 10, 2014, relating to the consolidated balance sheets of OncoSec Medical Incorporated and Subsidiary as of July 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended July 31, 2014, 2013, and 2012 and for the period from inception (February 8, 2008) to July 31, 2014, and our report dated October 10, 2014, relating to the internal control over financial reporting as of July 31, 2014, appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2014.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
March 13, 2015